Exhibit 2.2

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

In re:	)
	)	Chapter 11
Symbiont.io, LLC,	) )	Case No. 22-11620 (PB)
)
Debtor.	)

ORDER (I) APPROVING AND AUTHORIZING SALE OF
SUBSTANTIALLY ALL OF DEBTOR’S ASSETS FREE AND CLEAR OF ALL
ENCUMBRANCES, AND (II) GRANTING RELATED RELIEF

Upon the Motion of Symbiont.io, LLC. (the “Debtor”) pursuant to Section 105(a), 363 of the Bankruptcy Code, and Bankruptcy Rules 2002 and 6004 for an Order (A) Authorizing and Approving Sale and Bidding Procedures in Connection with Proposed Sale of Substantially All of Debtor’s Assets; (B) Scheduling a Hearing on Shortened Notice to Approve Bidding Procedures; (C) Scheduling a Hearing to Consider Approval of the Sale; (D) Prescribing the Manner of Notice for Such Hearings; (E) Authorizing and Approving the Asset Purchase Agreement with LM Funding America, Inc.; and (F) Authorizing Such Sale Free and Clear of all Liens, Claims and Encumbrances [Docket No. 49] (the “Sale Motion”)1 and the Sale Motion requesting that this Court approve a sale of substantially all the Debtor’s assets (the “Purchased Assets”) pursuant to certain Asset Purchase Agreement dated as of May 1, 2023 between the Debtor and LM Funding America, Inc. (“LM Funding”) or another bidder submitting a higher or better offer at a proposed auction; and the Court having entered the sale and bidding procedures order on May 20, 2023 [Docket No. 62] (the “Sale Procedures Order”); and there appearing good cause therefor, and this Court having determined that the relief requested in the Sale Motion is in the best interests of the Debtor, its estate, its creditors, and other parties-in-interest; adequate notice having been given

1 Capitalized terms defined in the Sale Motion or the APA and not otherwise defined herein are used herein with the meanings so defined.

and a hearing having been held on June 1, 2023 (the “Sale Hearing”); and it appearing that no other notice need be given; and this Court having reviewed and considered the Sale Motion and any objections thereto; and this Court having heard statements of counsel and the evidence presented in support of the relief requested by the Debtor in the Sale Motion and at the Sale Hearing; and any filed objections having been resolved, withdrawn, or overruled, THE COURT HEREBY FINDS:

A.
This Court, pursuant to 28 U.S.C. § 1334, has jurisdiction over all assets of the Debtor and its chapter 11 estate. The Sale Motion is a core proceeding as defined in 28 U.S.C. § 157(b)(2). Venue of the Sale Motion in this district is proper pursuant to 28 U.S.C. §§ 1408 and 1409.
B.
LM Funding is the successful bidder (the “Buyer”) with respect to the sale of the Purchased Assets, including the Intellectual Property listed on Schedule 1 of the APA (defined below), pursuant to the Sale Motion (the “Sale”).
C.
The revised Asset Purchase Agreement dated May 31, 2023, between the Debtor and the Buyer, attached hereto as Exhibit A (as modified by this Order, the “APA”) was offered in good faith, from arm’s-length bargaining positions without collusion or fraud, by the parties. [PB 6/2/2023]
D.
The Debtor and its advisors have diligently and in good faith marketed the Purchased Assets to secure the highest and best offer or offers. The total consideration provided for in the APA entered into with the Buyer, and the transactions contemplated thereby, represent a fair and reasonable purchase price and constitute the highest and best offer obtainable for the Purchased Assets, and constitutes reasonably equivalent value, fair consideration and fair value under the Bankruptcy Code and any applicable nonbankruptcy laws. The Debtor’s determination that the APA constitutes the highest and best offer for the Purchased Assets constitutes a valid and sound exercise of the Debtor’s business judgment. [PB 6/2/2023]

E.
The Debtor has demonstrated good, sufficient, and sound business purpose and justification and compelling circumstances for the sale of the Purchased Assets pursuant to section 363 of the Bankruptcy Code.
F.
The APA must be approved promptly in order to preserve the value of the Purchased Assets. The APA presents the best opportunity to realize the value of the Purchased Assets and avoid further decline and devaluation of the Purchased Assets.
G.
Buyer has acted in good faith in this matter and is a good faith purchaser as that term is used in the Bankruptcy Code, and is, accordingly, entitled to the protections set forth in section 363(m) of the Bankruptcy Code. Neither the Debtor nor Buyer has engaged in any conduct that would cause or permit the APA or the transactions contemplated thereby to be avoided or avoidable, or costs or damages to be imposed, under section 363(n) of the Bankruptcy Code. Buyer is not an "insider" or "affiliate" of the Debtor (as such terms are defined in the Bankruptcy Code).
H.
With respect to any and all Persons (as that term is defined in section 101(41) of the Bankruptcy Code), Governmental Units (as that term is defined in section 101(27) of the Bankruptcy Code), or entities asserting any liens, claims, encumbrances and other interests (the “Encumbrances”) against the Purchased Assets (collectively, the “Encumbrance Parties”), (i) applicable non-bankruptcy law permits sale of such property free and clear of such Encumbrance; (ii) each of the Encumbrance Parties have consented to the sale and transfer, license, and assignment as applicable, free and clear of its Encumbrance, with such Encumbrance to attach to the net sale proceeds; or (iii) the Encumbrance Parties could be compelled, in a legal or equitable proceeding, to accept a money satisfaction for such Encumbrance so that the conditions of section 363(f) of the Bankruptcy Code have been satisfied. The Encumbrance Parties who did not object or who withdrew their objections to the Sale Motion are deemed to have consented to the Sale Motion pursuant to section 363(f)(2) of the Bankruptcy Code. The Encumbrance Parties who did object fall within one or more of the subsections of section 363(f) of the Bankruptcy Code. [PB 6/2/2023]

I.
The transfer of each of the Purchased Assets to the Buyer will be as of the Closing Date a legal, valid, and effective transfer of such Purchased Assets, and shall vest the Buyer with all right and title to the Purchased Assets free and clear of all Encumbrances.
J.
No Cure objection has been filed with respect to the assumption and assignment of the Assigned Contracts.
K.
Under all the circumstances presented, (i) all actions contemplated in the APA; (ii) consummation of all acts contemplated in this Order; (iii) the transfer of the Purchased Assets by the Debtor to Buyer; and (iv) the receipt by the Debtor of the purchase price are in the best interests of the Debtor and its estate, creditors, and other parties in interest.
L.
Proper, sufficient, and sound business reasons and other good cause for the entry of this Order have been shown.
M.
The Debtor has given due and proper notice of the proposed sale of the Purchased Assets to all parties required to receive notice, pursuant to the sale notice and the Sale Procedures Order. A reasonable opportunity to object or be heard with respect to the Sale Motion and the relief requested therein, and the rights of third parties to submit higher or otherwise better offers for the Purchased Assets, has been afforded to all interested parties and entities.
N.
The closing and the consummation of the transactions contemplated by the APA shall not subject the Buyer to any liability with respect to the prepetition operation of the business of the Debtor or the postpetition operation of the business of the Debtor. The transactions contemplated by the APA do not amount to a consolidation, merger, or de facto merger of the

Buyer and the Debtor and/or the Debtor's estate, there is not substantial continuity between the Buyer and the Debtor, there is no continuity of enterprise between the Debtor and the Buyer, the Buyer is not a mere continuation of the Debtor or the Debtor's estate, and the Buyer does not constitute a successor to the Debtor or the Debtor's estate.

O.
The Buyer's acquisition of the Purchased Assets shall be free and clear of any "successor liability" claims of any nature whatsoever, whether known or unknown and whether asserted or unasserted as of the Closing Date. The Buyer's operation and use of the Purchased Assets acquired from the Debtor shall not be deemed a continuation of the Debtor's business.
P.
Time is of the essence in consummating the Sale. In order to maximize the value of the Debtor's assets, it is essential that the sale of the Purchased Assets occur within the time constraints set forth in the APA. Accordingly, the Court finds that there is cause to waive and/or vacate the stay imposed by Rule 6004(h) of the Bankruptcy Rules, and such stay is hereby vacated and shall have no application to the relief afforded by this Order. This Order constitutes a final and appealable order within the meaning of 28 U.S.C. § 158(a). Notwithstanding Bankruptcy Rules 6004(h), 7062, and 9014, to the extent applicable, the Court expressly finds that there is no just reason for delay in the implementation of this Order.

IT IS THEREFORE ORDERED, ADJUDGED, AND DECREED THAT:

1.
The Sale Motion is hereby granted as set forth herein. All objections and reservation of rights with regard to the relief sought in the Sale Motion that have not been withdrawn, waived, or settled, are hereby overruled on the merits.
2.
The Court finds that purported obligations previously undisclosed by the Debtor accrued prior to the appointment of the CRO, and further finds that the CRO did not engage in any concealment of the existence of these obligations and did not contribute to any person being induced to perform work or services as to which budgeting had not been disclosed or approved, and determines that the CRO shall not be liable for such obligations and that compensation to the CRO which is approved by the secured creditor to be paid from cash collateral or which is otherwise paid at a later date shall not be reduced as a result of such purported obligations or the allowance, if any, of such obligations as claims. [PB 6/2/2023]

2.
The APA is hereby approved in its entirety; provided, however, that notwithstanding any provision of the APA, the Buyer is not released from any claim that the Debtor’s sale of the Purchased Assets to it constituted a fraudulent transfer, fraudulent conveyance or other voidable transfer. [PB 6/2/2023]
3.
The Assigned Contracts are assumed by the Debtor and assigned to the Buyer pursuant to section 365 of the Bankruptcy Code. To the extent an Assigned Contract is not an executory contract within the meaning of section 365 of the Bankruptcy Code, the Debtor’s interests in such agreements will nevertheless be transferred to the Buyer as assets of the Debtor’s estate pursuant to section 363 of the Bankruptcy Code.
4.
The Debtor is hereby authorized, empowered, directed and, upon entry of this Order, has all the power and authority necessary to:
a.
Fully perform under, consummate, implement, execute, and deliver the APA and all other documents contemplated thereby, to consummate the transactions contemplated by the APA, and to take all other actions required to be taken pursuant to the APA;
b.
Transfer the Purchased Assets to Buyer and to execute and deliver all the documents necessitated thereby, and to take any action necessary to effectuate the transfer of the Purchased Assets to Buyer;
c.
Receive the consideration described in the APA from Buyer and take any action necessary to effectuate the receipt of such consideration; and
d.
Fully perform and take all action necessary to effectuate the APA, the transactions contemplated thereby, and the obligations contemplated by this Order.

5.
No other or further consents or approvals of this Court are required for the Debtor to consummate or effectuate (i) the APA, (ii) the transfer of the Purchased Assets, and (iii) the receipt of consideration from Buyer.
6.
The Purchase Price shall be paid without offset, deductions or recoupments other than as set forth in the APA.
7.
The transfer of each of the Purchased Assets to the Buyer will be as of the Closing Date a legal, valid, and effective transfer of such Purchased Assets and shall vest the Buyer with all right and title to the Purchased Assets. Pursuant to section 363(f) of the Bankruptcy Code, the Purchased Assets shall be transferred to Buyer, and, upon the closing under the APA, the Purchased Assets shall be free and clear of any and all Encumbrances, including, without limitation, all claims, if any, arising from the operation or cessation of the Debtor's business, whether arising prior to or subsequent to the commencement of the Debtor's case under chapter 11 of the Bankruptcy Code (or any case under chapter 7 of the Bankruptcy Code that may result from the conversion of this chapter 11 case), and whether imposed by agreement, understanding, law, equity, or otherwise (except as otherwise provided in the APA or this Sale Order), which Encumbrances, if any, shall attach to the net proceeds of the Sale in order of priority and subject to any disputes relating thereto and further subject to any claims under Section 506(c) of the Bankruptcy Code.
8.
The Encumbrance Parties shall be, and hereby are, barred from asserting such Encumbrance against Buyer, its successors and assigns, or the Purchased Assets.
9.
All entities that are in possession of some or all of the Purchased Assets on the Closing Date are directed to surrender possession of such Purchased Assets to the Buyer on the Closing Date. All entities are hereby forever prohibited and enjoined from taking any action that would adversely affect or interfere with the ability of the Debtor to sell and transfer the Purchased Assets to the Buyer in accordance with the terms of the APA and this Order.

10.
The Encumbrance Parties are forever prohibited and enjoined from commencing or continuing in any manner any action or other proceeding, whether in law or equity, in any judicial, administrative, arbitral, or other proceeding, against Buyer (including its successors or assigns) or the Purchased Assets with respect to any (a) Encumbrance arising under, out of, in connection with or in any way relating to the Debtor, the Buyer, the Purchased Assets, or the operation of the Purchased Assets prior to the closing of the Sale, or (b) successor liability. Without limiting the foregoing, the Encumbrance Parties are forever prohibited and enjoined from the following: (i) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against the Buyer (including its successors or assigns), or the Purchased Assets; (ii) creating, perfecting or enforcing any Encumbrance against the Buyer (including its successors or assigns) or the Purchased Assets; (iii) asserting any setoff, right of subrogation or recoupment of any kind against any obligation due the Buyer (including its successors or assigns); (iv) commencing or continuing any action, in any manner or place, that does not comply or is inconsistent with the provisions of this Order or other orders of this Court, or the agreements or actions contemplated or taken in respect thereof; or (v) revoking, terminating or failing or refusing to issue or renew any license, permit or authorization to operate any of the Purchased Assets or conduct the business operated with the Purchased Assets.
11.
The consummation of the APA shall not subject Buyer to any liability whatsoever with respect to the prepetition or postpetition operation of the business of the Debtor in any form or manner whatsoever, including, without limitation, by reason of any theory of successor or transferee liability, de facto merger, or substantial continuity, whether known or unknown and whether asserted or unasserted as of the closing.

12.
If any person or entity that has filed a financing statement or other documents or agreements evidencing an Encumbrance on the Purchased Assets shall not have delivered, in proper form for filing, termination statements, instruments of satisfaction, releases, and other documents to the Debtor prior to the closing of the Sale, then the Debtor shall be and hereby is authorized to execute such termination statements, instruments of satisfaction, releases, and other documents on behalf of the person or entity and to file the same with any appropriate registry or public filing office, including with respect to obtaining new certificate of title if necessary.
13.
Notwithstanding the foregoing, the provisions of this Order authorizing the sale and assignment of the Purchased Assets free and clear of Encumbrances shall be self-executing, and notwithstanding the failure of the Buyer, the Debtor, or any other party to execute, file, or obtain releases, termination statements, assignment consents, or other instruments to effectuate, consummate, and/or implement the provisions hereof or the APA with respect to the sale of the Purchased Assets, all Encumbrances on the Purchased Assets shall be and hereby are deemed to be divested, terminated, and discharged. A certified copy of this Order may be filed with the appropriate clerk(s) and/or recorded with the recorder(s) which, once filed, registered, or otherwise recorded, shall constitute conclusive evidence of (i) the release of all Encumbrances in the Purchased Assets and (ii) the Buyer’s right and title to the Purchased Assets.
14.
This Order is and shall be binding upon and govern the acts of all Persons, entities, and Governmental Units including, without limitation, all filing agents, filing officers, title agents, title companies, recorders of mortgages, recorders of deeds, registrars of deeds, administrative agencies, governmental departments, secretaries of state, federal and local officials, and all other persons and entities who may be required by operation of law, the duties of their office, or contract, to accept, file, register or otherwise record or release any documents or instruments, or who may be required to report or insure any title or state of title in or to any lease; and each of the foregoing is hereby directed to accept for filing this Order and any and all of the documents and instruments necessary and appropriate to consummate the transactions contemplated by the APA.

15.
The Debtor is hereby authorized, empowered, and directed, and, upon entry of this Order, shall have all the authority necessary, to perform such ministerial acts as may be required to effectuate and implement the APA and any transaction contemplated thereby.
16.
All of the transactions and actions contemplated by this Order are properly authorized under section 363 of the Bankruptcy Code.
17.
The transactions contemplated by the APA are undertaken by Buyer, in good faith, as that term is used in section 363(m) of the Bankruptcy Code, and accordingly, the reversal or modification on appeal of the authorization provided herein to consummate the Sale shall not affect the validity of the Sale to Buyer, unless such authorization is duly stayed pending such appeal. Buyer is a good-faith purchaser and is entitled to all of the protections afforded by sections 363(m) and (n) of the Bankruptcy Code.
18.
The terms and provisions of the APA and this Order shall be binding in all respects upon, and shall inure to the benefit of, the Debtor and the Buyer, and the successors and assigns of each of the foregoing, and any affected third parties, notwithstanding conversion or dismissal of the Debtor's bankruptcy case or any subsequent appointment of any trustee under any chapter of the Bankruptcy Code, as to which trustee such terms and provisions likewise shall be binding.
19.
The automatic stay pursuant to Section 362 is hereby lifted with respect to the Debtor to the extent necessary, without further order of this Court, to (i) allow the Buyer to deliver any notice provided for in the APA, and (ii) allow the Buyer to take any and all actions permitted under the APA in accordance with the terms and conditions thereof.

20.
The failure specifically to include or refer to any particular provision of the APA in this Order shall not diminish or impair the effectiveness of such provision, it being the intent of this Court that the APA be authorized and approved in its entirety.
21.
Subject to Article 8.1 of the APA, the closing of the transactions thereunder shall take place via telephonic conferencing and electronic exchange of signature pages, or at such other time or place as the Parties may agree and the Closing Date shall be deemed to occur at 12:01 a.m. Eastern Time within one (1) Business Day of the date that all of the conditions precedent to Closing set forth in Section 2.7 and Section 2.8 have been satisfied and the Bankruptcy Court has entered this Final Sale Order or on such other date as the Parties may agree.
22.
To the extent that this Order is inconsistent with any prior order or pleading with respect to the Sale Motion, the terms of this Order shall govern. To the extent there are any inconsistencies between the terms of this Order and the APA (including all ancillary documents executed in connection therewith), the terms of this Order shall govern.
23.
Notwithstanding the applicability of Bankruptcy Rules 6004(h), 7062, and 9014, to the extent applicable, the terms and conditions of this Order shall be immediately effective and enforceable upon its entry by the Court.
24.
This Court retains exclusive jurisdiction to enforce and implement the terms and provisions of this Order and the APA (including all ancillary documents executed in connection therewith). The foregoing shall include, but not be limited to, retaining exclusive jurisdiction (a) to resolve any disputes arising under or related to the APA or between the Debtor and the Buyer; (b) to protect the Buyer, or the Purchased Assets, from and against any Encumbrances; and (c) to interpret, implement, and enforce the provisions of this Order.

IT IS SO ORDERED.

Dated: New York, New York
June 2, 2023

/s/ Philip Bentley

Honorable Philip Bentley

United States Bankruptcy Judge

EXHIBIT A
(APA)